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                                                                       Exhibit 4

[NETMANAGE LOGO]

                         MUTUAL NONDISCLOSURE AGREEMENT


     THIS AGREEMENT (the "Agreement") is made effective as of the 9 day of Feb., 1999, by and between NETMANAGE, INC., a Delaware corporation, and Simware Inc., a federally incorporated corporation to assure the protection and preservation of the confidential and/or proprietary nature of information to be disclosed to each other in connection with certain negotiations or discussions further described in Exhibit A attached hereto.

     In reliance upon and in consideration of the following undertakings, the parties agree as follows:

     1.   CONFIDENTIAL INFORMATION. Subject to the limitations set forth in
Section 2, all information disclosed to the other party, which is labeled or marked "Confidential" or with some other similar proprietary legend, shall be deemed to be "Confidential Information", including, without limitation, any trade secret, information, process, technique, algorithm, computer program (source and object code), design, drawing, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to the disclosing party, its present or future products, sales, suppliers, clients, customers, employees, investors or business, whether in oral, written, graphic or electronic form. If Confidential Information is disclosed in oral form, the disclosing party shall identify it as confidential at the time of disclosure and thereafter summarize it in writing and transmit it to the other party within thirty (30) days of the oral disclosure.

     2. EXCLUSIONS. The term "Confidential Information" does not include information which: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is independently known by the receiving party at the time of receiving such information as evidenced by its written and dated records; (c) is hereafter furnished to the receiving party by a third party, without a breach of this Agreement and without restriction on disclosure; (d) can be proven to have been independently developed by the receiving party, as evidenced by contemporaneous written and dated records, without using any of the discloser's Confidential Information or breaching this Agreement; or (e) is the subject of a written permission to disclose provided by the disclosing party.

     3. RESTRICTIONS/OBLIGATIONS. Each party shall for a period of three (3) years from the date of disclosure of the Confidential Information: (i) only disclose the Confidential Information to those employees and contractors with a need to know; provided, the receiving party binds those employees and contractors to terms at least as restrictive as those stated in this Agreement;
(ii) not disclose any Confidential Information to any third party, without the prior written consent of the disclosing party; (iii) use such Confidential Information only to the extent required to accomplish the purpose(s) of this Agreement as set forth on Exhibit A hereto; (iv) not reproduce Confidential Information in any form except as required to accomplish the purpose(s) of this Agreement; (v) not reverse engineer, decompile, or disassemble any software disclosed by the other party; (vi) not directly or indirectly export or transmit any Confidential Information to any country to which such export or transmission is restricted by regulation or statute; and (vii) promptly provide the other party with notice of any actual or threatened breach of the terms of this Agreement. However, each party may disclose Confidential Information in accordance with a judicial or other governmental order provided that such party shall give the other party written notice prior to such disclosure.

     4. OWNERSHIP. All Confidential Information (including copies thereof) shall remain the property of the disclosing party and shall be returned (or, at the disclosing party's option, certified destroyed) upon written request or upon the receiving party's need for it has expired, and in any event, upon completion
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or termination of this Agreement. No rights or licenses to trademarks, inventions, copyrights or patents are implied or granted under this Agreement.

     5. TERM. This Agreement shall continue in full force and effect for so long as the parties continue to exchange Confidential Information. This Agreement may be terminated by either party at any time upon thirty (30) days written notice to the other party. The termination of this Agreement shall not relieve either party of the obligations imposed by Section 3 of this Agreement with respect to Confidential Information disclosed prior to the effective date of such termination. The provisions of Section 3 shall survive the termination of this Agreement, as applicable.

     6. EQUITABLE REMEDIES. The parties acknowledge that monetary damages may not be a sufficient remedy for unauthorized use or disclosure of Confidential Information and that each party shall be entitled, without waiving any other rights or remedies, to seek such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

     7. MISCELLANEOUS. This Agreement constitutes the entire Agreement and supersedes all prior or contemporaneous oral or written agreements regarding the subject matter hereof. This Agreement will be governed by California law. Any addition or modification to the Agreement must be in writing and signed by both parties.

AGREED TO:                         AGREED TO:

NETMANAGE, INC.                    SIMWARE INC.

10725 North De Anza Boulevard      Address: 2 Gurdwara Road
Cupertino, CA 95014                         Ottawa, Ont., Canada K2E 1A2

By: /s/ ZVI ALON                       By: /s/  MICHAEL R. PECKHAM
    -------------------------          --------------------------------------

Zvi Alon                               Michael R. Peckham, CA
-----------------------------      ------------------------------------------
(Print Name)                       (Print Name)

President & CEO                    Vice President, Finance and Administration
-----------------------------      ------------------------------------------
(Title)                            (Title)

                                   February 11, 1999
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(Date)                             (Date)





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                                   EXHIBIT A
                                   ---------

PURPOSE FOR WHICH CONFIDENTIAL INFORMATION IS TO BE DISCLOSED (E.G., EVALUATION OF A CERTAIN SERVICE, NEGOTIATION OF A CERTAIN AGREEMENT, ETC.):


1.  NetManage products, technologies, financial information.

2.  Simware products, technologies, financial information.

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